BINDING MEMORANDUM

                      DRAWN AND SIGNED ON 20 FEBRUARY 2002

                                     BETWEEN

                                 Danny Goldstein
                          Bearer of I.D. number 6755375
                         Of 40 Oranim Street, Ramat Efal
                                    ("DANNY")

                               And Gadi Goldstein
                          Bearer of I.D. number 6755376
                         Of 8 Mechola Street, Ramat Efal
                                    ("GADI")
          (Danny and Gadi shall hereinafter be referred to jointly and severally as "GOLDSTEIN")

                                       AND

                               Iscal Holdings Ltd.
                        PUBLIC COMPANY NUMBER 0-003607-52
                        OF 6 SHOHAM STREET, PETACH TIKVA

                                    ("ISCAL")


1.  ANNULMENT OF PROVISIONS IN THE CONTRACT OF 30 AUGUST 2001

    Subject to the fulfillment of the provisions of clause 2 of this Memorandum, the parties hereby annul retroactively as of 31 January 2002 the sale contract between them dated 30 August 2001 (the "SALE CONTRACT"), including the letter of supplement to the Sale Contract of the same date (the "SUPPLEMENT"), as well as the trust agreement of the same date (the "TRUST AGREEMENT"), save and except for clauses 3 (including the sub-clauses thereto), 4.1, 4.2, 4.5, 7.1, 7.2, 8.2, 9 and 10.3-10.8 of the Sale
    Contract, as amended or (as the case may be) added in the Supplement, and save and except for clauses 1.2-1.4, 1.6 and 7.1-7.10 of the Trust Agreement. Additionally, all definitions and appendices that are relevant for the purposes of the clauses itemized in this clause above shall not be annulled.

2.  TRANSFER OF SHARES BY THE TRUSTEE

    The parties hereby instruct GLE Trust Services Ltd. (the "TRUSTEE") by way of irrevocable instruction to transfer as early as possible, and by no later than 3 March 2002, to the securities accounts to be advised by each of the parties in a written notice to the Trustee and to the ownership of the relevant party, the following securities, the parties declaring such securities to be free and clear of any encumbrance, mortgage, attachment, lien, debt, tag along right, right of first refusal and/or other third party rights of any and all kinds, which are:


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    2.1.1  TO ISCAL: 355,000 Ordinary Shares of NIS 1 Par Value each of Formula
           Systems (1985) Ltd. ("Formula"), and 532,500 Ordinary Shares of NIS 1 Par Value each of Formula Vision Technologies (F.T.V.) Ltd. ("VISION") (Formula and Vision shares to be transferred to Iscal as aforesaid shall hereinafter be referred to as the "SHARES BELONGING TO ISCAL").

    2.1.2 TO DANNY: 1,070,000 Ordinary Shares of NIS 1 Par Value each of Formula and 1,594,500 Ordinary Shares of NIS 1 Par Value each of Vision.

    2.1.3 TO GADI: 175,000 Ordinary Shares of NIS 1 Par Value each of Formula and 270,000 Ordinary Shares of NIS 1 Par Value each of Vision.

    Upon the transfer of the above-mentioned shares as prescribed above, the Trustee shall conclude its duties.

3.  THE CASH CONSIDERATION

    The Cash Consideration, in the meaning ascribed to it in clause 2.1 of the Sale Contract, shall be retained by Goldstein and shall constitute the full and final consideration in respect of the sale to Iscal of the Shares Belonging to Iscal.

4.  PRINCIPLES OF THE FINAL CONTRACT

    Within 30 days from the date of signing of this Memorandum, or a later date to be agreed in writing by and between the parties (the "EFFECTIVE DATE"), the parties shall sign a detailed contract regulating the parties' engagement in an agreement with respect to their holdings in Formula shares (the "FINAL CONTRACT"). The Final Contract shall replace and substitute this Memorandum and shall, inter alia, regulate the following matters:

    4.1 Right of First Refusal: The parties shall grant each other the right of first refusal in the case of the sale of the Formula shares in their possession, save and except for the sale of Formula shares in the course of trading on the Stock Exchange and/or Nasdaq, under the terms and conditions to be concluded in the Final Contract, for a period beginning on the date of signing of this Memorandum and ending on the final date (as defined below) (the "RIGHT OF FIRST REFUSAL").

           Notwithstanding the foregoing, it is agreed that in the case where the Qualifying Period or (as the case may be) the Extended Period (both as defined below) shall elapse, and none of the Events (as defined below) have occurred, the undertaking prescribed in this clause 4.1 shall expire, save and except for a case where the Selling Party (as defined below) shall desire to exercise the Bring Along Right (as defined below), in which case the Other Party (as defined in clause 4.3 below) shall be entitled to exercise the Right of First Refusal.

    4.2 Tag Along: The parties shall undertake that in cases where the Selling Party shall seek to sell its holdings in Formula shares, in whole or in part, save and except for the sale of

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           Formula shares in the course of trading on the Stock Exchange and/or Nasdaq, under the terms and conditions and in the scope to be determined in the Final Contract and subject to the provisions of this Memorandum, and the Other Party has not exercised the Right of Refusal granted to it under clause 4.1 above (to the extent that it is granted under the provisions of this Memorandum), the Other Party shall be entitled to join the sale of Formula shares by the Selling Party, pro rata to the holdings of the parties in the Formula shares, at the same price and under the same terms and conditions. This undertaking shall be valid for a period beginning on the date of signing of this Memorandum and ending at the Final Date (as defined below) (the "TAG ALONG RIGHT").

    4.3 Bring Along: The parties shall undertake that in cases where a party shall seek to sell all Formula shares in its possession to a buyer (the "SELLING PARTY"), save and except for the sale of Formula shares in the course of trading on the Stock Exchange and/or Nasdaq, under such terms and conditions as are concluded in the Final Contract and subject to the provisions of this Memorandum, and the Other Party to this Memorandum (in this clause 4.3 - the "OTHER PARTY") shall not exercise the Right of Refusal granted to it under clause 4.1 above or the Tag Along Right granted to it under clause 4.2 above, the Selling Party shall be granted the right to exercise a Bring Along mechanism, whereunder the Selling Party shall be entitled to oblige the Other Party to join the aforesaid sale, in which scope all of the parties' holdings in Formula shares shall be sold to such buyer, at such price and under such terms and conditions (the "BRING ALONG RIGHT").

           The Bring Along Right shall be granted to the parties upon fulfillment of the two following conditions cumulatively: (a) the price per Formula share in the framework of such sale shall be no less than an amount in NIS that is equal to $24 (twenty-four United States dollars); and (b) the holdings of the Selling Party in Formula shares prior to such sale shall be no less than the lower of the two following possibilities:
           (i) 1,325,000 (one million three hundred and twenty-five thousand) Formula shares; (ii) 70% of the amount of Formula shares in the possession of the Other Party prior to the aforesaid sale.

           The Bring Along Right shall be valid for a period commencing at the end of the Qualifying period or (as the case may be) the Extended Period (both as defined below) or from the date of signing of the full voting agreement (as defined below), whichever is the earlier, and ending at the Final Date (as defined below).

    4.4 Limitations for determining the minimum threshold for Goldstein's holdings in the voting rights in Formula, in such manner that their holdings shall be no less than 1,325,000 (one million three hundred twenty five thousand) Formula shares (the "MINIMUM THRESHOLD"), for a period beginning on the date of this Memorandum and ending at the earlier of the following: (1) the signing of the Full Voting Agreement (as defined below) or (2) the end of the Qualifying Period or (as the case may be) the Extended Period.

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    4.5    Regulation of provisions relating to the sale of the Formula shares by the parties, for the period beginning at the end of the Qualifying Period or (as they case may be) the Extended Period (both as defined below) and ending on 30 June 2004, provided, however, that the Full Voting Agreement (as defined below) is signed by the parties, as follows:

           4.5.1 Subject to the provisions of this Memorandum, each party shall be entitled to sell the Formula shares in its possession, without any price restriction, provided, however, that at all stages it shall retain ownership of at least 1,325,000 (one million three hundred twenty five thousand) Formula shares (the "LIMITED QUANTITY").

           4.5.2 Subject to the provisions of this Memorandum, each party shall be entitled to sell the Formula shares in its possession or part thereof (IN THIS CLAUSE 4.5, THE "SELLER"), in such manner that after each such sale, the Seller shall hold a quantity of Formula shares that is below the Limited Quality, provided, however, that as of the first share that shall be sold which reduces its holdings below the Limited Quantity, the price for each Formula share to be sold as aforesaid shall be no lower than an amount in NIS that is equal to $24 (twenty-four dollars) (the "AGREED PRICE"), notwithstanding the provisions of clause 4.5.1 above.

                  In this clause 4.5, the term "SALE TO A THIRD PARTY" means - all Formula shares to be sold by the Seller to any buyer, from the first Formula share sold in such manner that the Seller's remaining holdings shall be lower than the Limited Quantity.

           4.5.3 Subject to the provisions of this Memorandum, and notwithstanding the provisions of clauses 4.5.1 and 4.5.2 above, in any case where the Seller desires to make a Sale to a Third Party at a price per Formula share that is lower than the Agreed Price, the following provisions shall apply: (1) where the other party (which is not the Seller) (the "ELIGIBLE PARTY") chooses to exercise the Tag Along Right, the Seller shall transfer to the Eligible Party's order, simultaneously when effecting the Sale to the Third Party, the amount of compensation per share, multiplied by the number of shares being sold by the Eligible Party in the framework of the Sale to the Third Party; (2) alternatively, where the Eligible Party chooses to exercise the Right of Refusal (to the extent that it is granted to it), the price per Formula share in the framework of the sale between the Seller and the Eligible Party under the Right of Refusal shall be the price agreed by and between the Seller and the Third Party in the framework of the Sale to the Third Party per Formula share (the "OFFERED PRICE"), less the amount of compensation per share.

                  In this clause, the term "AMOUNT OF COMPENSATION PER SHARE" means an amount in NIS that is equal to the difference between the Agreed Price and the Offered Price.


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           4.5.4  In a case where a party shall make a sale of Formula shares to any third party (the "BUYER") beginning on the date of this Memorandum, in consideration for an amount that is lower than the Agreed Price (the "FIRST PRICE"), and subsequently that same party shall seek to sell, directly or indirectly, to that Buyer and/or anyone acting on that Buyer's behalf, Formula shares in its holding in the framework of the Sale to a Third Party at any price that exceeds the First Price (the "SECOND PRICE"), the following provisions shall apply with respect to the Tag Along Right: the Offered Price in any such sale shall be equal to the weighted average of the First Price and the Second Price, taking into consideration the number of shares sold at the First Price and the number of shares offered at the Second Price, and the provisions of clause 4.5.3 above shall apply in this case, including with respect to the Amount of Compensation per Share.

                  For the avoidance of doubt, it is hereby understood that the other party (which is not the Seller) shall be entitled to sell its shares in the framework of the Tag Along Right according to the Second Price, and determination of the Offered Price according to the aforesaid average was made only and solely for the purpose of prescribing a mechanism for the Amount of Compensation per Share.

    4.6 Restrictions applying to Goldstein with respect to transactions by interested parties, private placements, rights issuance, modification of Formula's articles of association, self acquisition and other actions or transactions, insofar as such actions or transactions may dilute Iscal's holdings in Formula shares and/or impair the possibility granted to the parties of engaging in a Full Voting Agreement and/or Partial Voting Agreement (both as defined below) under this Memorandum, for the period beginning on the date of signing of this Memorandum and ending at the earlier of the following: (1) signing of the Full Voting Agreement (as defined below), or (2) the end of the Qualifying Period or (as the case may
           be) the Extended Period.

    4.7 Regulation of the undertakings by the parties to use their best efforts for the successful execution of a special tender offer for Formula shares in the meaning ascribed to the term in the Companies Law - 1999 (the "COMPANIES LAW") which Iscal desires to effect (if and to the extent that Iscal shall so desire, at its sole discretion) (the "SPECIAL TENDER OFFER"), including the signing of voting agreements referring to the Formula shares held by Goldstein, in whole or in part, provided, however, that the Special Tender Offer shall be executed until the Final Date (as defined below), and regardless of the amount of Formula shares held by Iscal at such time, all in order to enable the Full or (as the case may be) Partial Voting Agreement (both as defined below) to be signed with respect to all holdings of the parties in Formula shares, in accordance with and subject to the provisions of the Second Chapter of the Eighth Section of the Companies Law, and in accordance with the provisions of this Memorandum.

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    4.8    A full and detailed Full Voting Agreement, as follows:

           4.8.1 A detailed voting agreement shall be appended to the Final Contract for full and equal cooperation between the parties with regard to Formula (the "FULL VOTING AGREEMENT"). It shall be agreed in the Final Contract that the parties shall sign the Full Voting Agreement in the occurrence of one of the following events (the "EVENTS"), whichever is the earlier: (1) if and when Iscal shall increase its holdings in Formula shares to a total amount of Formula shares that shall be no less than 2,300,000 (two million three hundred thousand) shares, provided, however, that of the said amount of shares Iscal has acquired shares conferring at least 5% of the voting rights in Formula in the framework of a Special Tender Offer for Formula shares; or (2) in any case where Iscal's holdings of Formula shares shall be equal to or exceed Goldstein's holdings of Formula shares, provided, however, that if for the purpose of signing the Full Voting Agreement the execution of a Special Tender Offer shall be required by law, the signing of the Full Voting Agreement shall be conditional upon Iscal acquiring, out of the total aforesaid amount of shares, at least 5% of the voting rights in Formula under a Special Tender Offer for Formula's shares.

                  The Full Voting Agreement, which shall be drawn for a period of 5 (five) years from the date of signing thereof, shall, inter alia, regulate the following matters:

                  4.8.1.1 With respect to appointing directors: The parties shall act for the convening of a general meeting in Formula and shall vote at such general meeting and at subsequent general meetings of Formula in favor of the appointment of directors, in such manner that each of the parties shall appoint one-half of the members of Formula's board of directors (which are not outside directors). Additionally, the Full Voting Agreement shall, inter alia, regulate the following matters: (1) proposal of candidates for the office of outside director of Formula, in such manner that each party is entitled to propose one candidate for such office, (2) nullification of the casting vote in Formula's articles of association granted to the Chairman of Formula's BOD .

                  4.8.1.2  With respect to voting at the general meeting of
                           Formula: The Full Voting Agreement shall include, inter alia, a provision whereunder the parties shall convene shortly before each general meeting convened in Formula (special or annual) and shall reach an agreement regarding the manner of their joint voting at such general meeting (the "JOINT DECISION"). For the avoidance of doubt, it is understood that the parties shall be entitled to vote at the general meeting of Formula only and solely in accordance with manner of voting agreed by and between them in the Joint Decision. Should the parties fail to reach an agreement regarding the manner of their voting at the aforesaid general meeting with respect to an item or items raised on the agenda thereof, the parties shall be obliged to remove such proposal from the agenda of the general meeting, and insofar as it is not possible to remove it from the agenda as aforesaid, the parties shall oppose the approval thereof.

                  4.8.1.3  With respect to the sale of Formula shares:
                           Regulation of the impact of the sale of
                           Formula shares by the parties, subject to the provisions of this Memorandum, on the rights and obligations of the parties in accordance with the Full Voting Agreement.

    4.9 It is agreed that the undertaking by the parties to sign the Full Voting Agreement shall terminate when 9 (nine) months have elapsed from the date of signing of this Memorandum (the "QUALIFYING PERIOD") and none of the Events (as defined above) has occurred. Notwithstanding the foregoing, it is agreed that (a) where any prevention from signing the Full Voting Agreement and/or from the occurrence of the Events may arise as a result of an act and/or omission by Goldstein and/or anyone acting on their behalf, including such prevention arising from any government authority and/or from an injunction issued at the request of any third party, and the source of such injunction or prevention by a government authority is an act and/or omission by Goldstein, in which case the aforesaid period shall be extended in such manner that it shall end after 60 (sixty) days have elapsed from the date whereon such prevention is removed;
           (b) in the case where such prevention shall occur and is not due to an act or omission by Goldstein, the Qualifying Period shall be extended by an additional 30 (thirty) days only beyond the Qualifying Period (the Qualifying Period plus the extension set forth in sub paragraphs (a) or (b), as the case may be, shall be called the "EXTENDED PERIOD").

    4.10 It is hereby agreed that beginning on the date of signing of this Memorandum and until the Final Date has elapsed, Goldstein shall refrain from opposing a Special Tender Offer published by Iscal. Additionally, until the Qualifying Period or (as the case may be) the Extended Period have elapsed, Goldstein shall refrain from signing a voting agreement with another shareholder in Formula.

           For the avoidance of doubt, it is hereby understood that in the case where the Full Voting Agreement is signed by and between the parties, each of the parties shall refrain from signing a voting agreement with another shareholder in Formula. It is further hereby understood that in the case where the Full Voting Agreement is not signed by the time the Qualifying Period or (as the case may be) the Extended Period have elapsed, Goldstein shall be entitled to sign a voting agreement with another shareholder in Formula, provided, however, that Iscal's full rights shall be protected in accordance with the provisions of the Final Contract and/or the Partial Voting Agreement.

           Additionally, Goldstein shall refrain from purchasing Formula shares, including in the course of trading on the stock exchange and/or Nasdaq and/or through tender offers, from the date of signing of this Memorandum until the Qualifying Period or (as the case may be) the Extended Period have elapsed.

    4.11 The detailed and complete text of the Partial Voting Agreement is as follows:

          4.11.1 In addition to the Full Voting Agreement, the detailed voting agreement for partial cooperation between the parties with respect to all their holdings in Formula shares (the "PARTIAL VOTING AGREEMENT") shall be appended to the Final Contract. It shall be agreed in the Final Contract that provided that beginning at the end of the Qualifying Period or (as the case may be) the Extended Period, Iscal will continuously hold: (a) at least 1,000,000 (one million) Formula shares, provided that the said amount of Formula shares held by Iscal shall not be less than 40% (forty percent) of Goldstein's holdings in Formula; or (b) a holding in Formula shares that shall be no less than Goldstein's holding, whichever is the lower between alternatives (a) and (b) (the "THRESHOLD QUANTITY"), the parties shall sign a Partial Voting Agreement on the occurrence of one of the following events (the "EVENTS FOR SIGNING THE PARTIAL VOTING AGREEMENT"), whichever is the earlier: (1) regardless of the amount of Formula shares which is held by Iscal, in any case where Iscal and/or Goldstein shall successfully make a Special Tender Offer for the purchase of Formula shares in a total amount of Formula Shares that shall be no less than 5% of the voting rights in Formula, including the provisions of clause 4.7 above; or (2) in any case where the parties shall be entitled by law to sign the voting agreement with respect to all their holdings in Formula shares. The Partial Voting Agreement, which shall endure for a period of 15 (fifteen) years from the date of signing thereof, shall regulate, inter alia, the following matters:

                    4.11.1.1  With respect to the appointment of
                              directors: The parties shall act for the convening of a general meeting in Formula and shall vote at such general meeting and at subsequent general meetings of Formula in favor of the appointment of directors, in such manner that Iscal shall at all times have at least one representative on its behalf on Formula's board of directors.

                    4.11.1.2 With respect to voting at the general meeting of Formula: Shortly before each general meeting convened in Formula (special or annual) the parties shall convene for a joint discussion regarding the manner in which they shall vote at such general meeting, and in such case where the parties shall fail to reach an agreement with respect to the manner of their voting, each party shall be entitled to vote at the aforesaid general meetings according to its sole discretion.

                    4.11.1.3 Cancellation option: The grant of a cancellation option with respect to the Partial Voting Agreement to Iscal, whereunder Iscal shall have the right, by means of prior written notice, to inform Goldstein of the end of the term of the Partial Voting Agreement, at its sole discretion, and the grant of a cancellation option with respect to the Partial Voting

                              Agreement to Goldstein, whereunder Goldstein shall have the right, by means of prior written notice, and on condition that they hold the Minimum Threshold (as defined above), to inform Iscal of the end of the term of the Partial Voting Agreement, at their sole discretion, in the case where the rate of Iscal's holdings in Formula has dropped to below the Threshold Quantity.

    4.12 It is agreed that no date and/or period restriction shall apply with respect to the date of occurrence of the Events for Signing the Partial Voting Agreement, subject to the minimum holdings set forth in clause 4.11.1 of this Memorandum above, and that insofar as a Partial Voting Agreement is signed and the Events (as defined above) shall subsequently occur before the end of the Qualifying Period or (as the case may be) the Extended Period, the Full Voting Agreement shall replace and substitute the Partial Voting Agreement.

    4.13 The Final Contract shall be valid from the date of signing thereof until the date when 15 (fifteen) years have elapsed from the date of signing thereof or until the date of termination of the fixed period in the Full Voting Agreement, or until the date of termination of the fixed period in the Partial Voting Agreement (insofar as it is signed until the date whereon 15 [fifteen] years have elapsed from the date of signing of the Final Contract), whichever is the latest (the "FINAL DATE").

    4.14 For the avoidance of doubt, it is hereby understood that this Memorandum contains guiding principles only, which were agreed upon by the parties, and does not sum up all the understandings and issues that shall be regulated in the Final Contract and/or the Full and/or Partial Voting Agreements as these shall be finalized by and between the parties and/or by the Arbiter (as defined below) at the time of signing of the Final Contract and the Full and Partial Voting Agreements that shall be attached thereto.

5.  LAPSE OF THE FINAL DATE

    5.1 Should the parties fail to reach an agreed final text of the Final Contract for any reason whatsoever until the Effective Date has elapsed, the parties shall at such time approach Mr. Ronen Barel, CPA (the "ARBITER") and shall present to him the differences of opinion that have arisen between them in regard to the formulation and/or finalization of the Final Contract.

    5.2 The parties shall present to the Arbiter on or about and no later than 7 (seven) days after the lapse of the Effective Date the drafts of the contracts between them. Additionally, each party shall at such time submit to the Arbiter a list of issues that in its opinion must be anchored in the Final Contract and the wording thereof, as well as the reasons for its opposition to the issues that the other party desires to include in the Final Contract, and the Arbiter shall decide the aforesaid differences of opinion in accordance with the principles of this Memorandum, provided, however, that his decision as aforesaid shall be given to the parties as early as possible, and by no later than 30 (thirty) days from the Effective Date.

    5.3 The Arbiter shall not be obliged to give reasons for his decision, and his decision as aforesaid shall be final and binding upon the parties. The parties shall bear the Arbiter's expenses and fees in equal portions between them.

6.  ADDITIONAL PROVISIONS

    In addition to the provisions set forth in this Memorandum, the following provisions shall apply:

    6.1 The parties shall use their best efforts to finalize the Final Contract by the Effective Date.

    6.2 Neither party shall be entitled to endorse and/or grant and/or assign, in any manner, its rights and/or undertakings under this Memorandum and/or the Final Contract and/or the Full Voting Agreement and/or the Partial Voting Agreement, in whole or in part, save and except for a case where a party is desirous to sell its entire holdings in Formula shares to another assignee, subject to the provisions of this Memorandum. In such case, the seller shall be entitled, and at the request of the other party, shall be bound, to assign all its rights and undertakings under the agreements specified in the beginning of this clause.

           For the avoidance of doubt, it is hereby understood that assignment under this clause shall be subject to the provisions of this Memorandum, including the provisions hereof with respect to restrictions applying to the sale of Formula shares by the parties.

           Notwithstanding the first paragraph and the second paragraph above, each party shall be entitled to sell and/or assign its entire holdings in Formula's shares, accompanied by the assignment of all its rights and undertakings under the agreements specified in the beginning of this Clause 6.2, to a company controlled by such party (the "SUBSIDIARY") with no limitations applying to such sale, provided that for as long as Formula's shares shall be held by the Subsidiary, the Subsidiary shall remain under the control of the assigning party until the Final Date has elapsed.

7.  TAXES

    Each party shall bear all taxes applying to it by law.

8.  MISCELLANEOUS

    8.1 Any modification, amendment, detraction or supplement to this Memorandum shall not be valid unless made expressly in writing and signed by all parties to this Memorandum.

    8.2 The approval of Iscal's board of directors, pursuant whereto all approvals required by Iscal's organs for the transaction contemplated hereunder have been received, is attached as an appendix to this Memorandum and forms an integral part hereof.

    8.3 Notices under this Memorandum shall be made in writing to the addresses of the parties set forth in the Preamble hereto. Any notice sent by one party to the other shall be deemed to have reached its destination if delivered by hand - at the time of delivery, if sent by registered mail - 72 hours after having been sent, and if sent by facsimile transmission - within one business day of having received confirmation of the proper transmission of the message, all provided that the notice was received on a business day, and if not, on the first business day falling thereafter.


IN WITNESS WHEREOF THE PARTIES HAVE SIGNED:


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      DANNY GOLDSTEIN                                  ISCAL HOLDINGS LTD.


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         GADI GOLDSTEIN